Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Annual Increases to Revenues, Net Income, EBITDA and Coal Production and Record Coal Sales Volumes; Increases Quarterly Cash Distribution 1.0% to $0.53 Per Unit; and Provides Initial 2019 Guidance

TULSA, OKLAHOMA, January 28, 2019 —  Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the year and quarter ended December 31, 2018 (the "2018 Year" and "2018 Quarter", respectively).

For the 2018 Year, on the strength of record coal sales volumes and higher coal sales prices, total revenues increased 11.5% to $2.0 billion compared to the year ended December 31, 2017 (the "2017 Year").  Net income attributable to ARLP increased 20.7% to $366.6 million for the 2018 Year, compared to $303.6 million for the 2017 Year.  Net income attributable to ARLP per basic and diluted limited partner unit was $2.74 for the 2018 Year compared to $2.80 for the 2017 Year as higher net income was offset by increased weighted-average common units outstanding due to the issuance of additional common units pursuant to the July 2017 Exchange Transaction.  EBITDA increased 12.2% in the 2018 Year to $686.9 million compared to $612.1 million in the 2017 Year.

For the 2018 Quarter, $40.5 million of non-cash asset impairment charges negatively impacted earnings. Absent these charges (discussed in more detail below),  the 2018 Quarter financial results compared favorably to both the quarter ended December 31, 2017 (the "2017 Quarter") and the quarter ended September 30, 2018 (the "Sequential Quarter").  Increased coal sales volumes and prices in the 2018 Quarter led ARLP's revenues higher by 10.1% to $531.8 million compared to $483.2 million for the 2017 Quarter.  The asset impairment charges contributed to a 31.6% decrease in net income attributable to ARLP for the 2018 Quarter to $50.8 million, or $0.38 per basic and diluted limited partner unit, compared to $74.2 million, or $0.55 per basic and diluted limited partner unit, for the 2017 Quarter.  EBITDA also decreased 14.7% to $136.4 million in the 2018 Quarter compared to $159.8 million for the 2017 Quarter.

(For a definition of EBITDA and related reconciliation to comparable GAAP financial measures, please see the end of this release.  For actual and pro forma earnings per basic and diluted limited partner unit reflecting the Simplification and Exchange Transactions as if the transactions had occurred on January 1, 2017, please see the end of this release.)

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ARLP’s comparative results for 2018 and 2017 were impacted by the following items:

•

2018 results include an $80.0 million settlement gain recorded in March 2018 upon resolution of litigation related to a coal supply agreement and $40.5 million of non-cash impairment charges in the 2018 Quarter comprised of (i) a $34.3 million impairment related to an uncertain mine life at our Dotiki mine and (ii) a $6.2 million impairment of certain coal reserves in Illinois.

•	2017 results include an $8.1 million debt extinguishment loss related to ARLP's early repayment of its Series B Senior Notes in May 2017.

Excluding these items, Adjusted net income attributable to ARLP increased 4.9% to $327.1 million for the 2018 Year, compared to $311.8 million for the 2017 Year, and Adjusted EBITDA for the 2018 Year increased 4.4% to $647.4 million, compared to $620.3 million for the 2017 Year.  Comparing the 2018 Quarter to the 2017 Quarter, Adjusted net income attributable to ARLP increased 22.9% to $91.3 million and Adjusted EBITDA increased 10.7% to $176.8 million.  ARLP’s Adjusted net income attributable to ARLP and Adjusted EBITDA for the 2018 Quarter also increased compared to the Sequential Quarter by 23.9% and 15.0%, respectively.  (For definitions of Adjusted net income attributable to ARLP and Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its general partner (the "Board") increased the cash distribution to unitholders for the 2018 Quarter to $0.53 per unit (an annualized rate of $2.12 per unit), payable on February 14, 2019 to all unitholders of record as of the close of trading on February 7, 2019.  The announced distribution represents a 3.9% increase over the cash distribution of $0.51 per unit for the 2017 Quarter and a 1.0% increase over the cash distribution of $0.525 per unit for the Sequential Quarter.

Commenting on the year, Joseph W. Craft III, Chairman, President and Chief Executive Officer, said, "ARLP entered 2018 with expectations for strong operating and financial results and continued execution on its strategic objective to generate future growth in cash flow.  Our performance certainly met those expectations.  Capitalizing on positive fundamentals in the domestic and international coal markets in 2018, we grew our production by 7.1%, delivered record coal sales volumes, improved coal sales price realizations and posted higher year-over-year revenues, net income and EBITDA."

Mr. Craft added, "ARLP’s exceptional performance generated strong cash flow in 2018 and supported meaningful return of cash to unitholders.  During 2018, the Board elected to increase distributions per unit 3.9% and ARLP repurchased approximately 3.7 million units for approximately $70.6 million in open market transactions."

Consolidated Financial Results

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Coal sales revenues increased by 7.8% to $1.84 billion for the 2018 Year compared to $1.71 billion for the 2017 Year due primarily to record coal sales volumes.  For the 2018 Year, the re-opening of the Gibson North mine and adding a continuous mining unit at our River View mine helped drive total coal sales volumes up 6.9% to 40.4 million tons and production volumes higher by 7.1% to 40.3 million tons compared to the 2017 Year.  Transportation revenues and expenses increased to $112.4 million in the 2018 Year from $41.7 million in the 2017 Year primarily due to increased coal shipments to the international markets.

Increased coal sales volumes in the 2018 Year also led operating expenses higher to $1.21 billion, an increase of 10.6% compared to $1.09 billion for the 2017 Year.  Segment Adjusted EBITDA Expense per ton increased 3.8%

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to $29.98 primarily as a result of difficult mining conditions encountered at several mines, higher roof support expense and additional longwall move days in the 2018 Year.  Compared to the 2017 Year, depreciation, depletion and amortization increased 4.2% to $280.2 million in the 2018 Year as a result of the previously discussed increase in coal sales volumes.

Increased earnings from our investments in oil and gas mineral interests led equity method investment income higher by $8.3 million in the 2018 Year compared to the 2017 Year.  Equity securities income increased $9.3 million to $15.7 million in the 2018 Year compared to $6.4 million for the 2017 Year due to increased distributions from our preferred investment in gas compression services.

Three Months Ended December 31, 2018 Compared to Three Months Ended December 31, 2017

Coal sales revenues for the 2018 Quarter increased 6.6% to $484.9 million, compared to $454.9 million for the 2017 Quarter, due to increased coal sales volumes and prices.  Coal sales volumes of 10.5 million tons were 3.6% higher than the 2017 Quarter, primarily reflecting increased export volumes from our Gibson South mine and increased volumes resulting from the resumption of operations in the second quarter of 2018 at our Gibson North mine.  Coal sales prices increased 2.9% to $46.34 per ton sold for the 2018 Quarter, compared to $45.03 per ton sold for the 2017 Quarter, primarily as a result of higher price realizations from our Appalachian mines.  Transportation revenues and expenses increased to $36.4 million in the 2018 Quarter from $16.8 million in the 2017 Quarter primarily due to increased export shipments.

Compared to the 2017 Quarter, operating expenses increased 4.5% to $310.9 million, resulting from increased coal sales volumes.  Segment Adjusted EBITDA Expense of $29.75 per ton in the 2018 Quarter was comparable to $29.48 per ton in the 2017 Quarter.  (For a definition of Segment Adjusted EBITDA Expense per ton and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

General and administrative expenses increased $3.0 million to $18.8 million in the 2018 Quarter, primarily due to higher incentive compensation expenses. Equity method investment income was $7.6 million in the 2018 Quarter compared to $3.4 million in the 2017 Quarter due to increased income from our investments in oil and gas minerals.

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Regional Results and Analysis

			% Change
	2018 Fourth	2017 Fourth	Quarter /	2018 Third	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	7.981	7.391	8.0%	7.246	10.1%
Coal sales price per ton (1)	$40.26	$39.13	2.9%	$39.92	0.9%
Segment Adjusted EBITDA Expense per ton (2)	$26.16	$24.93	4.9%	$27.41	(4.6)%
Segment Adjusted EBITDA (2)	$112.9	$105.5	7.0%	$90.7	24.5%

Appalachia
Tons sold	2.483	2.712	(8.4)%	2.825	(12.1)%
Coal sales price per ton (1)	$64.03	$60.12	6.5%	$59.60	7.4%
Segment Adjusted EBITDA Expense per ton (2)	$38.98	$40.39	(3.5)%	$37.31	4.5%
Segment Adjusted EBITDA (2)	$62.9	$54.7	15.0%	$63.7	(1.3)%

Total (3)
Tons sold	10.464	10.103	3.6%	10.071	3.9%
Coal sales price per ton (1)	$46.34	$45.03	2.9%	$45.71	1.4%
Segment Adjusted EBITDA Expense per ton (2)	$29.75	$29.48	0.9%	$30.70	(3.1)%
Segment Adjusted EBITDA (2)	$195.6	$175.6	11.4%	$169.6	15.3%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total reflects consolidated results, which include other and corporate and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

The resumption of operations at our Gibson North mine in the 2018 second quarter and strong sales performance at our Gibson South and River View mines drove Illinois Basin coal sales volumes in the 2018 Quarter higher by 8.0% to 8.0 million tons compared to the 2017 Quarter.  Appalachia coal sales volumes decreased 8.4% compared to the 2017 Quarter due to lower sales volumes from our MC Mining and Mettiki mines.  Tons sold increased sequentially by 10.1% in the Illinois Basin primarily due to increased coal sales volumes at our Gibson North, Hamilton and River View mines in the 2018 Quarter as well as a longwall move during the Sequential Quarter at our Hamilton mine. In Appalachia, coal sales volumes decreased 12.1% compared to the Sequential Quarter primarily due to reduced recoveries and fewer longwall unit shifts at our Tunnel Ridge mine in the 2018 Quarter.  ARLP ended the 2018 Quarter with total coal inventory of approximately 600,000 tons, a reduction of approximately 100,000 tons and 300,000 tons compared to the end of the 2017 and Sequential Quarters, respectively.

Illinois Basin coal sales price per ton sold in the 2018 Quarter increased 2.9% due to improved domestic market conditions and higher export sales prices compared to the 2017 Quarter.  In Appalachia, increased export sales prices for metallurgical coal at our Mettiki mine and improved prices at our MC Mining and Tunnel Ridge mines led coal sales prices higher by 6.5% and 7.4% per ton sold in the 2018 Quarter compared to the 2017 and Sequential Quarters, respectively.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton increased 4.9% compared to the 2017 Quarter primarily due to reduced recoveries at our Hamilton and River View mines.  Segment Adjusted EBITDA Expense per ton in Appalachia decreased 3.5% compared to the 2017 Quarter reflecting increased recoveries and lower selling expenses at Tunnel Ridge during the 2018 Quarter.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton decreased 4.6% in the Illinois Basin resulting primarily from increased production and improved productivity at our Hamilton mine in the 2018 Quarter following a longwall move and difficult mining conditions encountered at the mine during the Sequential Quarter.  In Appalachia, Segment

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Adjusted EBITDA Expense per ton increased 4.5% compared to the Sequential Quarter primarily due to decreased production and reduced recoveries at our Tunnel Ridge mine in the 2018 Quarter.

Market Update and Outlook

"ARLP anticipates its strong operating and financial performance will continue in 2019," said Mr. Craft.  "Current domestic coal market fundamentals are favorable as cold weather across much of the eastern U.S. has increased coal burn and reduced utility stockpiles in ARLP’s markets.  Customers in our markets have been actively securing tons and our strategically located, low-cost operations have allowed ARLP to expand its domestic coal contract book.  With positive international coal market fundamentals intact, ARLP has already secured commitments to export approximately 8.0 million tons this year.  Realizing the full year benefits of the production units added in 2018, ARLP is expecting 2019 coal production and sales volumes to increase by approximately 10.0% each at the midpoint of our 2019 guidance.  Increased volumes along with continued strong cost performance by our mines and a stable price environment are expected to drive solid results from ARLP’s coal operations in 2019."

Mr. Craft continued, "We also expect ARLP’s financial results from our oil and gas activities will increase meaningfully in 2019 and the years ahead.  With ARLP’s recent mineral interests acquisition, the EBITDA contribution in 2019 from oil and gas royalties is currently estimated in a range of $37.0 to $47.0 million.  Strong performance from our coal operations and increasing contributions from ARLP’s oil and gas royalty platform are expected to generate healthy distributable cash flow to support our continuing goal of increasing quarterly distributions for the foreseeable future."

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For 2019, ARLP is providing the following full-year guidance for its operating and investment activities:

2019 Full Year Guidance

Coal

Volumes (Million Short Tons)
Illinois Basin Production	32.8 — 33.8
Appalachia Production	10.7 — 11.2
Total Coal Production	43.5 — 45.0

Illinois Basin Sales Tons	32.9 — 33.9
Appalachia Sales Tons	10.6 — 11.1
Total Sales Tons	43.5 — 45.0

Committed & Priced Sales Tons
2019 — Domestic	28.8
2019 — Export	8.0
2020 — Domestic	18.0
2020 — Exports	—

Per Ton Estimates
Coal Sales Price per ton sold (1)	~ $44.75 — $45.25
Segment Adjusted EBITDA Expense per ton sold (2)	~ $28.20 — $29.15
Segment Adjusted EBITDA per ton sold (2)	~ $17.25 — $17.45

Oil & Gas Royalty

Net Average Daily Production (Boe/d) (3)	3,400 — 3,600
Percentage Oil	~ 59.0%
Production and Ad Valorem Taxes (% of Revenue)	~6.1%

Consolidated
Revenues (Excluding Transportation Revenues)	$2.04 — $2.14 billion
EBITDA (4) Consolidated — excluding AllDale Gain (5)	$720.0 — $760.0 million
• EBITDA (4) contribution from Oil & Gas Royalty (6) — excluding AllDale Gain (5)	$37.0 — $47.0 million
Net Income Attributable to ARLP	$505.5 — $545.5 million
Depreciation, depletion and amortization	$305.0 — $330.0 million
Capital Expenditures and Investments (7)	$360.0 — $400.0 million

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  For 2019, estimated Segment Adjusted EBITDA per ton excludes estimated EBITDA related to oil and gas royalties.

(3)	Barrel of oil equivalent ("Boe") calculated on a 6:1 basis (6,000 cubic feet of natural gas to1 barrel of oil).
(4)	For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(5)	In the first quarter of 2019, ARLP anticipates recording a non-cash gain of $145.0 to $155.0 million to reflect the fair value of its previous investments in the AllDale partnerships.
(6)

The estimated EBITDA contribution from oil and gas royalties is subject to a number of factors including estimated drilling activity and estimated oil and gas production volumes and price realizations, each of which is subject to change.

(7)

Capital expenditures in 2019 are primarily related to maintenance capital expenditures for ARLP’s coal operations, including $40.0 - $45.0 million for development of the Excel Mine No. 5, as well as $40.0 - $ 45.0 million of growth capital to support increased production at our River View and Gibson South mines.  Considering its current five-year planning horizon, ARLP is estimating total average maintenance capital expenditures for its coal operations of approximately $5.57 per ton produced for long-term distribution planning purposes.

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A conference call regarding ARLP's 2018 Quarter and Year financial results and 2019 outlook is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10127566.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the Partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil and gas mineral interests located in strategic producing regions across the United States.

ARLP currently produces coal from eight mining complexes it operates in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil and gas producing regions in the United States, primarily the Anadarko, Permian, Williston and Appalachian basins.

ARLP also generates income from a variety of other sources, including investments in gas compression services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care;

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deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil and gas prices, which could affect our investments in oil and gas mineral interests and gas compression services; our productivity levels and margins earned on our coal sales; the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed on May 7, 2018, August 6, 2018 and November 5, 2018, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Tons Sold	10,464	10,103	40,421	37,824
Tons Produced	10,196	9,398	40,266	37,609

SALES AND OPERATING REVENUES:
Coal sales	$484,943	$454,946	$1,844,808	$1,711,114
Transportation revenues	36,371	16,767	112,385	41,700
Other sales and operating revenues	10,526	11,518	45,664	43,406
Total revenues	531,840	483,231	2,002,857	1,796,220

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	310,870	297,427	1,207,713	1,091,855
Transportation expenses	36,371	16,767	112,385	41,700
Outside coal purchases	24	—	1,466	—
General and administrative	18,785	15,778	68,298	61,760
Depreciation, depletion and amortization	76,031	74,872	280,225	268,981
Settlement gain	—	—	(80,000)	—
Asset impairment	40,483	—	40,483	—
Total operating expenses	482,564	404,844	1,630,570	1,464,296

INCOME FROM OPERATIONS	49,276	78,387	372,287	331,924

Interest expense, net	(9,565)	(10,481)	(40,218)	(39,385)
Interest income	38	12	159	94
Equity method investment income	7,634	3,446	22,189	13,860
Equity securities income	4,129	3,598	15,696	6,398
Debt extinguishment loss	—	—	—	(8,148)
Other expense	(420)	(376)	(2,621)	(332)
INCOME BEFORE INCOME TAXES	51,092	74,586	367,492	304,411

INCOME TAX EXPENSE	24	213	22	210

NET INCOME	51,068	74,373	367,470	304,201

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(295)	(138)	(866)	(563)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$50,773	$74,235	$366,604	$303,638

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$—	$542	$1,560	$21,904

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$50,773	$73,693	$365,044	$281,734

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.38	$0.55	$2.74	$2.80

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	129,771,010	130,704,217	130,758,169	98,707,696

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$244,150	$6,756
Trade receivables	174,914	181,671
Other receivables	395	146
Due from affiliates	17	165
Inventories, net	59,206	60,275
Advance royalties, net	1,274	4,510
Prepaid expenses and other assets	20,730	28,117
Total current assets	500,686	281,640
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,925,808	2,934,188
Less accumulated depreciation, depletion and amortization	(1,513,450)	(1,457,532)
Total property, plant and equipment, net	1,412,358	1,476,656
OTHER ASSETS:
Advance royalties, net	42,923	39,660
Equity method investments	161,309	147,964
Equity securities	122,094	106,398
Goodwill	136,399	136,399
Other long-term assets	18,979	30,654
Total other assets	481,704	461,075
TOTAL ASSETS	$2,394,748	$2,219,371

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$96,397	$96,958
Due to affiliates	816	771
Accrued taxes other than income taxes	16,762	20,336
Accrued payroll and related expenses	43,113	35,751
Accrued interest	5,022	5,005
Workers' compensation and pneumoconiosis benefits	11,137	10,729
Current capital lease obligations	46,722	28,613
Other current liabilities	18,902	19,071
Current maturities, long-term debt, net	92,000	72,400
Total current liabilities	330,871	289,634
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	564,004	415,937
Pneumoconiosis benefits	68,828	71,875
Accrued pension benefit	43,135	45,317
Workers' compensation	41,669	46,694
Asset retirement obligations	127,655	126,750
Long-term capital lease obligations	10,595	57,091
Other liabilities	20,304	14,587
Total long-term liabilities	876,190	778,251
Total liabilities	1,207,061	1,067,885

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 128,095,511 and 130,704,217 units outstanding, respectively	1,229,268	1,183,219
General Partner's interest	—	14,859
Accumulated other comprehensive loss	(46,871)	(51,940)
Total ARLP Partners' Capital	1,182,397	1,146,138
Noncontrolling interest	5,290	5,348
Total Partners' Capital	1,187,687	1,151,486
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,394,748	$2,219,371

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:	$694,345	$556,116

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(233,480)	(145,088)
Increase (decrease) in accounts payable and accrued liabilities	(1,051)	7,404
Proceeds from sale of property, plant and equipment	2,409	2,139
Contributions to equity method investments	(15,600)	(20,688)
Purchase of equity security	—	(100,000)
Distributions received from investments in excess of cumulative earnings	2,473	11,462
Net cash used in investing activities	(245,249)	(244,771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	304,600	100,000
Payments under securitization facility	(285,000)	(127,600)
Payments on term loan	—	(50,000)
Borrowings under revolving credit facilities	245,000	215,486
Payments under revolving credit facilities	(100,000)	(440,486)
Borrowings under long-term debt	—	400,000
Payment on long-term debt	—	(145,000)
Payments on capital lease obligations	(29,353)	(27,071)
Payment of debt issuance costs	—	(16,487)
Payment for debt extinguishment	—	(8,148)
Payments for purchases of units under unit repurchase program	(70,604)	—
Contributions to consolidated company from affiliate noncontrolling interest	—	251
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(2,081)	(2,988)
Cash contributions by General Partners	41	1,105
Cash contribution by affiliated entity	2,142	—
Cash obtained in Simplification Transactions	1,139	—
Distributions paid to Partners	(275,902)	(240,812)
Other	(1,684)	(2,621)
Net cash used in financing activities	(211,702)	(344,371)

NET CHANGE IN CASH AND CASH EQUIVALENTS	237,394	(33,026)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,756	39,782

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$244,150	$6,756

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Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "Adjusted net income attributable to ARLP" (in thousands).

Adjusted net income is defined as net income attributable to ARLP modified for certain items that may not reflect the trend of future results, such as settlement gains, asset impairments and debt extinguishment losses.

Adjusted net income attributable to ARLP should not be considered as an alternative to net income attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	our operational trends and performance relative to other coal companies;
•	the comparability of our performance to earnings estimates provided by security analysts; and
•	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2018	2017	2018	2017	2018

Net income attributable to ARLP	$50,773	$74,235	$366,604	$303,638	$73,733
Settlement gain	—	—	(80,000)	—	—
Debt extinguishment loss	—	—	—	8,148	—
Asset impairment	40,483	—	40,483	—	—
Adjusted net income attributable to ARLP	$91,256	$74,235	$327,087	$311,786	$73,733

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as settlement gains, asset impairments and debt extinguishment losses.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

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EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Year Ended		Three Months Ended	Year Ended
	December 31,		December 31,		September 30,	December 31,
	2018	2017	2018	2017	2018	2019E Midpoint

Net income attributable to ARLP	$50,773	$74,235	$366,604	$303,638	$73,733	$525,500
Depreciation, depletion and amortization	76,031	74,872	280,225	268,981	70,196	317,500
Interest expense, net	9,942	10,666	41,365	39,842	10,138	45,500
Capitalized interest	(415)	(197)	(1,306)	(551)	(330)	—
Income tax expense	24	213	22	210	5	1,500
EBITDA	136,355	159,789	686,910	612,120	153,742	890,000
Gain on AllDale transaction	—	—	—	—	—	(150,000)
Settlement gain	—	—	(80,000)	—	—	—
Debt extinguishment loss	—	—	—	8,148	—	—
Asset impairment	40,483	—	40,483	—	—	—
Adjusted EBITDA	176,838	159,789	647,393	620,268	153,742	740,000
Interest expense, net	(9,942)	(10,666)	(41,365)	(39,842)	(10,138)	(45,500)
Income tax expense	(24)	(213)	(22)	(210)	(5)	(1,500)
Estimated maintenance capital expenditures (1)	(48,126)	(39,941)	(190,056)	(159,838)	(46,605)	(246,500)
Distributable Cash Flow	$118,746	$108,969	$415,950	$420,378	$96,994	$446,500
Distributions paid to partners	$69,220	$67,528	$275,902	$240,812	$69,239	$277,700
Distribution Coverage Ratio	1.72	1.61	1.51	1.75	1.40	1.61

(1)

Our maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2019 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.57 per ton produced compared to the estimated $4.72 per ton produced in 2018. Reflecting the timing of rebuild schedules, major infrastructure projects and extension capital, we are currently estimating actual maintenance capital expenditures in 2019 of approximately $7.43 per ton produced.  Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, coal purchases and other expense divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and

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administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2018	2017	2018	2017	2018

Operating expense (1)	$310,870	$297,427	$1,207,713	$1,091,855	$308,404
Outside coal purchases	24	—	1,466	—	—
Other expense (1)	420	376	2,621	332	812
Segment Adjusted EBITDA Expense	$311,314	$297,803	$1,211,800	$1,092,187	$309,216
Divided by tons sold	10,464	10,103	40,421	37,824	10,071
Segment Adjusted EBITDA Expense per ton	$29.75	$29.48	$29.98	$28.88	$30.70

(1)

Operating expenses and other expense for the 2017 Quarter and 2017 Year have been recast to reflect the reclass of the non-service components of net benefit cost previously included in operating expense now being presented within other expense in accordance with new generally accepted accounting principles effective in 2018.

Segment Adjusted EBITDA per ton is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, settlement gain, debt extinguishment loss and asset impairment divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2018	2017	2018	2017	2018

Adjusted EBITDA (See reconciliation to GAAP above)	$176,838	$159,789	$647,393	$620,268	$153,742
General and administrative	18,785	15,778	68,298	61,760	15,836
Segment Adjusted EBITDA	$195,623	$175,567	$715,691	$682,028	$169,578
Divided by tons sold	10,464	10,103	40,421	37,824	10,071
Segment Adjusted EBITDA per ton	$18.69	$17.38	$17.71	$18.03	$16.84

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Actual basic and diluted earnings per limited partner unit and pro forma earnings per basic and diluted limited partner unit.

Below is the actual basic and diluted earnings per limited partner unit as well as pro forma basic and diluted earnings per limited partner unit for the three and twelve months ended December 31, 2018 and 2017, as if the Simplification and Exchange Transactions had occurred on January 1, 2017.  For a detailed reconciliation of actual and pro forma net income of ARLP to actual and pro forma basic and diluted earnings per limited partner unit, please see our Form 10-K for the year ended December 31, 2018 expected to be filed on or about February 22, 2019.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Actual	(in thousands, except per unit data)
Net income of ARLP available to limited partners	$49,472	$72,449	$358,289	$276,369
Weighted-average limited partner units outstanding – basic and diluted	129,771	130,704	130,758	98,708
Basic and diluted net income of ARLP per limited partner unit	$0.38	$0.55	$2.74	$2.80
Pro forma
Pro forma net income of ARLP available to limited partners	$49,472	$72,507	$358,598	$296,676
Pro forma weighted-average limited partner units outstanding – basic and diluted	129,771	132,048	131,310	132,024
Pro forma basic and diluted net income of ARLP per limited partner unit	$0.38	$0.55	$2.73	$2.25

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